Exhibit 10.1
Noble Corporation
Summary of Directors’ Compensation
Annual Retainer. Each director of Noble Corporation (the “Company”) who is not an employee of the Company or one of its subsidiaries (a “Non-Employee Director”) receives an annual retainer as follows:
•	$50,000.

•	20% is paid in Ordinary Shares of the Company pursuant to the Noble Corporation Equity Compensation Plan for Non-Employee Directors (the “Equity Compensation Plan”).

•	Non-Employee Directors may elect to receive up to all of the balance in Ordinary Shares or cash. Non-Employee Directors make elections on a quarterly basis.

•	The number of Ordinary Shares to be issued under the Equity Compensation Plan in any particular quarter is generally determined using the average of the daily closing prices of the Ordinary Shares for the last 15 consecutive trading days of the previous quarter.
Board Meeting Fees. In addition to the annual retainer received by Non-Employee Directors described above, all directors receive fees for each meeting of the Board of Directors attended as follows:
•	Non-Employee Directors — $2,000 per meeting attended

•	Employee Directors — $100 per meeting attended
Committee Fees. In addition to the annual retainer and meeting fees described above, each Non-Employee Director receives compensation in respect of his or her service on committees of the Board of Directors as follows:
•	Annual Committee retainers
•	Audit Committee Chair — $15,000 per year

•	Compensation Committee Chair — $12,500 per year

•	All other Committee Chairs — $10,000 per year

•	Committee meeting fees
•	Audit Committee — $2,500 per meeting attended

•	All other Committees — $2,000 per meeting attended
Equity Compensation. In addition to the compensation described above, each Non-Employee Director receives equity compensation under the Noble Corporation 1992 Nonqualified Stock Option and Restricted Share Plan for Non-Employee Directors (the “1992 Plan”) as follows:
•	Each Non-Employee Director is granted an option to purchase 2,000 Ordinary Shares and awarded 4,000 restricted Ordinary Shares on the next business day after each annual general meeting of members of the Company.

•	Options are granted at fair market value on the grant date, which is generally determined using the average of the daily closing prices of the Ordinary Shares for the 10 business days immediately preceding the grant date, and are exercisable from time to time over a period commencing one year from the grant date and ending on the expiration of 10 years from the grant date.

•	The restricted Ordinary Shares vest one-third per year over three years commencing one year from the award date.

•	Each new Non-Employee Director receives a one-time grant of an option to purchase 10,000 Ordinary Shares on the first grant date after such director begins serving on the Board of Directors (instead of the annual grant of an option to purchase 2,000 Ordinary Shares and award of 4,000 restricted Ordinary Shares that would otherwise be applicable). This one-time option is granted on the same terms and conditions as are described above for the annual grant of an option to purchase 2,000 Ordinary Shares.
Employee Directors do not receive any equity compensation in consideration of their service on the Board of Directors.
Other. All directors are reimbursed for travel, lodging and related expenses they may incur in attending meetings of the Board of Directors and Committees.

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